Exhibit 16.1

November 3, 2025

Securities and Exchange Commission

100 F Street, NE

Washington, D.C. 20549

We have been furnished with a copy of the response to Item 4.01 of Form 8-K for the event that occurred on November 1, 2025, to be filed by our former client, Royale Energy, Inc. We agree with the statements made in response to that Item insofar as they relate to our Firm.

Very truly yours,

/s/ Horne LLP